Exhibit 10.16

LEASE AGREEMENT

Lessor: (hereinafter referred to as party A)  Shanghai Shenfa Mechanical Manufacturing Company
Lessee: (hereinafter referred to as party B)  Shanghai JinKui Packaging Material Co., Ltd.

Article 1.  The Leased Area and Usage
The Lessor shall lease to the Lessee and the Lessee shall lease from the Lessor the No. 1555 Hengnan Road, Pujiang High-tech Park, Shanghai, China, 201114. The leased area is specified below: The manufacturing facility is 19,428 square feet (approximately 1,801.94 square meters) and the adjacent ground is 10,440 square feet (approximately 970 square meters). The Lessee uses the leased area to manufacture packaging materials.

Articles 2.  Lease Term
The Lease Agreement shall be effective for ten year (including one year before this agreement is signed), commencing from March 10, 2004 and ending on March 9, 2014. If the leased area cannot meet the demand of production expansion before the lease term expires, the lessee should notice the lessor half a year in advance before terminating the lease in order to avoid penalty. If the lessee and the lessor want to renew the lease term, both parties should negotiate the terms three months before expiration.

Article 3. Rent
The daily rents for manufacturing facility and the adjacent ground are respectively RMB 0.50 and RMB 0.10 per square meter. In total, the annual rent is $48,129 (RMB363,900) from March 2004 to February 2007. From March 2007 to February 2010, the rent increases to $51,977 (RMB 393,000). From March 2010 to February 2012, the rent becomes $56,712 (RMB 428,800). From March 2012 till expiration, the rent will be $62,383 (RMB 471,680).

Articles 3. Payment of rent
Within one week since the lease agreement takes into effect, the lessee pays the rent for the first half year. In the sixth month since the lease commence date, the lessee pays the rent for the second half year.

If the lessee cannot pay the lessor the rent or water expense or electrical expense on time, the lessor has the right to terminate water and/or electrical supply. The lessor is not responsible for any consequence herewith.

Article 4. Other Expenses
The lessee requests the lessor to expend the capacity of 250KV switching equipments. The lessor prepays the fee for expansion application and related expenses for installation. The lessee pays the lessor a one-time fee of $5,023 (RMB38,000) to compensate the expansion service. The lessor owns the switching equipments and the lessee is entitled to use the equipments till the lease expires.

Article 5. Termination of Lease Agreement
Except out of the act of God, neither party can terminate the agreement without the consent of the counterpart. If the lessee delays payment of rent or other expenses, the lessee should pay the lessor 50% of the balance as penalty.

Article 6. Dispute Resolution
All disputes between the Lessor and Lessee shall be settled by negotiation, if can not be resolved through negotiation, the dispute shall be submitted to the authorized Arbitration Commission or the People's Court in the area where the facility is located.

Article 7. Effectiveness
This agreement shall be effective immediately upon signing and sealing by the Lessor and Lessee.

Lessor: Shanghai Shenfa Mechanical Manufacturing Company
/s/ Anliang Shen
Date:     March 10, 2005

Lessee: Shanghai JinKui Packaging Material Co., Ltd.
/s/ Feng Yang
Date:    March 10, 2005